Exhibit (c)(5)
CONFIDENTIAL DRAFT
Presentation to the Special Committee of the Board of Directors Regarding the Proposed Transaction
March 20, 2007

CONFIDENTIAL DRAFT
Disclaimer
The following pages contain material provided to the Special Committee of the Board of Directors (the Special Committee ) of Vertrue Incorporated ( the Company or Vertrue ) by Jefferies Broadview, a division of Jefferies & Company, Inc. ( Jefferies Broadview ) in connection with a proposed transaction involving Vertrue.
These materials were prepared on a confidential basis in connection with an oral presentation to the Special Committee and not with a view toward complying with the disclosure standards under state or federal securities laws. These materials are solely for use of the Special Committee and may not be used for any other purpose without Jefferies Broadview s written consent.
The information contained in this presentation was based solely on publicly available information or information furnished to Jefferies Broadview. Jefferies Broadview has relied, without independent investigation or verification, on the accuracy, completeness and fair presentation of all such information and the conclusions contained herein are conditioned upon such information (whether written or oral) being accurate, complete and fairly presented in all respects, and Jefferies Broadview makes no representation or warranty in respect of the accuracy, completeness or fair presentation of such information.
Jefferies Broadview does not provide accounting, tax, legal or regulatory advice. In addition, Jefferies Broadview and the Company mutually agree that, subject to applicable law, the Company (and its employees, representatives and other agents) may disclose any and all aspects of any potential transaction or structure described herein that are necessary to support any U.S. federal income tax benefits, and all materials of any kind (including tax opinions and other tax analyses) related thereto, without Jefferies Broadviewimposing any limitation of any kind.

CONFIDENTIAL DRAFT
Table of Contents
Transaction Overview 1
Company Overview 7
Valuation Analysis 13
Appendix 23

CONFIDENTIAL DRAFT Transaction Overview

CONFIDENTIAL DRAFT
Transaction Summary
~ Jefferies Broadview, a division of Jefferies & Company, Inc. ( Jefferies Broadview or JBV ) was engaged by Vertrue Incorporated (the Company or Vertrue ) to act as the Company s financial advisor in connection with a possible sale or other significant transaction or series of transactions including the Company and/or its subsidiaries. In connection with the engagement, Jefferies Broadview is rendering an opinion to the Special Committee of the Board of Directors (the Special Committee ) thereof as to the fairness, from a financial point of view, of the consideration to be received in a transaction
~ Pursuant to the Agreement and Plan of Merger ( Merger Agreement ), the Company has been offered approximately $638 million in cash (the Equity Consideration ) from a consortium led by One Equity Partners II, LP ( OEP ) to acquire all of the outstanding equity of the Company, including the shares resulting from the conversion of convertible securities. The Merger Agreement alsoprovides for the extinguishment of all outstanding debt, including through the Company s launch of a cash tender offer for the outstanding Senior Unsecured Notes; the pay-off of any outstanding revolving credit facility; fees and expenses; and outstanding earnout payments resulting in a cash-free, debt-free business (the Transaction )
~ Based on the draft Merger Agreement dated March 12, 2007, the Transaction is structured as a merger for the outstanding equity at $48.50 per share, requiring majority approval by shareholders, and a cash tender offer at approximately 110.6% of par value (plus accrued interest) for the Senior Unsecured Notes, subject to commitment of the majority of the bondholders
~ The contemplated announce date for the Transaction is March 20, 2007

CONFIDENTIAL DRAFT
Key Terms of One Equity Partners Offer
OFFER SUMMARY(1) Acquirer OEP
All (100%) of the issued and outstanding capital stock and otherissued and Target/Assets Being Acquired outstanding securities of Vertrue
Equity Consideration $48.50 per share
Structure of Consideration Reverse triangular merger with Vertrue being the surviving corporation in the merger
Voting Agreements Contemplates Gary Johnson voting 100% of his shares in favor of the merger
Financing No financing contingency 26 days after signing during which Vertrue can initiate, solicit and encourage any Go-Shop Provision inquiries from a maximum of 8 potential Strategic Buyers Upon expiration of the Go-Shop period and until transaction is approved by No-Shop Provision shareholders or terminated. Carve out for discussions regarding superior proposals received prior to the end of the Go-Shop period $17.5 million (with a third party guaranty) if terminated by OEP and $22.5 million if Termination Fee terminated by Vertrue
Other Key Terms & Conditions Transaction requires support by a majority of Vertrue shareholders
(1) Based on draft Merger Agreement dated March 12, 2007, which, for purposes of this opinion, we have assumed to 3 be identical in all material respects to the document to be executed.

CONFIDENTIAL DRAFT

Transaction Overview

Implied Transaction Metrics And Relative Multiple Analysis

($ Thousands, except per share values)

Current Market Data		Transaction Metrics		Median Comparable Premiums Paid: Consumer Focused Digital Media & Marketing Services Transactions	Median Comparable Premiums Paid: Software & Services Take Private Transactions
Closing Price (3/16/2007)	$44.67	Transaction Price Per Share	$48.50		
52-Week High (2/22/2007)	$49.75	Implied Premium to 40-Day Price (1/19/2007)	23.7%	20.5%	19.7%
52-Week Low (1/10/2007)	$36.26	Implied Premium to 60-Day Price (12/18/2006)	30.3%	28.8%	21.5%
Undisturbed Price (40 days or 1/19/07)	$39.20				
60-Day Price (12/18/2006)	$37.23				
Relevant Price for Market Capitalization (3/16/2007)	$44.67	Transaction Price	$48.50		
Fully Diluted Shares Outstanding[1]	13,037	Fully Diluted Shares Outstanding[1]	13,156		
Equity Market Value	**$582,361**	**Equity Market Value**	**$638,089**		
Plus: Total Debt[2]	148,817	Plus: Total Debt[2]	148,817		
Plus: MCM Earnout	45,274	Plus: MCM Earnout	45,274		
Less: Cash & Cash Equivalents[3]	(59,975)	Less: Cash & Cash Equivalents[3]	(59,975)		
Total Enterprise Value	**$716,477**	**Total Enterprise Value**	**$772,205**		

Current Market Multiples: Multiple	Applicable Figure(s)	Value	Implied Multiples By:	Implied Transaction Multiples	Median Comparable Companies	Median Comparable Transactions
Total Enterprise Value / TTM EBITDA[4]	$86,863	8.2x	Total Enterprise Value / TTM EBITDA[4]	8.9x	6.1x	6.3x
TTM P / E[4][5]	$34,837 / 2.66	16.7x	TTM P / E[4][5]	18.3x	15.3x	NA

(1) Includes 9.7MM shares of common stock outstanding as of 12/31/2006, 2.6MM options at weighted average share price of $25.72 as of 1/31/2007, 2.2MM shares from Convertible Notes at conversion rate of approximately 24.77 shares per $1,000 principal amount as of 12/31/2006 and 7,802 restricted shares outstanding as of 12/31/2006.
(2) Includes 9.25% Senior Unsecured Notes due 2014.
(3) Includes $58.0MM of Cash & Cash Equivalents and $2.0MM of Short-term Investments as of 12/31/06.
(4) TTM as of 12/31/06.
(5) Reflects add-back of tax affected interest expense from $90MM of Convertible Notes due 2010 with interest rate of 5.5% and conversion price of approximately $40.37 per share. Assumes effective tax rate of 38%.

Jefferies BROADVIEW

4

CONFIDENTIAL DRAFT

Detailed Transaction Process Overview

Timeline of Events

Pre-August 2006

- Over the course of the past year, Vertrue has received unsolicited inbound interest and hosted visits from selected private equity investors to discuss a potential going private transaction

September 2006

- In consultation with JBV and in light of the history of inbound interest, Vertrue's Board decided to conduct a focused market check to assess broader interest, beyond inbound inquiries
- On September 8, Vertrue's Board gave approval for JBV to assist in approaching a mutually agreed upon group of private equity investors and to qualify the interest of additional inbound inquiries to the Company

October - December 2006

- From October 15 to December 31, JBV had discussions related to a potential going private transaction with 36 private equity investors
- Upon the execution of an NDA, JBV shared high level business information and financial projections with 32 parties
- From November 1 through December 31, JBV and Vertrue held introductory meetings and/or participated in discussions with 20 parties
- Between November 20 and December 22, JBV received written indications of interest within the range of $45.00 to $52.50 per share and Vertrue and JBV held several follow up meetings and discussions with 7 private equity investors
- A Special Committee was formed on December 15
- The 7 parties who had expressed interest at a value greater than $47.50 per share were granted access to an electronic data room containing additional business, financial and legal information

Source: Jefferies Broadview and Company.

Jefferies BROADVIEW

5

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Detailed Transaction Process Overview (Cont'd)

Timeline of Events

January 2007

- On January 8, One Equity Partners submitted an initial indication of interest at $50.00 per share
- Throughout the month of January, 5 parties had multiple discussions and meetings with Vertrue's management and had access to an electronic data room containing extensive business, financial and legal information
- On January 24, The New York Post published an article discussing the sale of Vertrue. On the same day Vertrue reported Q2 FY07 earnings and the stock closed at $43.82 up 9.2% from its previous close of $40.12
- On January 31, Vertrue's stock closed at $46.49 with no new information from the Company

February 2007

- On February 8, One Equity Partners submitted a fully financed offer for $48.00 per share
- On February 9, One Equity Partners increased its offer to $48.50 per share
- On February 13, exclusivity until February 28 was granted after key elements of the definitive agreement were negotiated by Sullivan & Cromwell, legal advisor to the Special Committee of the Board
- On February 28, Vertrue's stock closed at $48.78 with no new information from the company and the exclusivity period of One Equity Partners was extended to March 7, 2007

March 2007

- Parties expect to sign and announce on March 20
- On March 16, Vertrue's stock closed at $44.67

Source: Jefferies Broadview and Company.

Jefferies BROADVIEW

6

CONFIDENTIAL DRAFT Company Overview

CONFIDENTIAL DRAFT
Vertrue Historical and Projected Financial Income Statement Consolidated Income Statement: FY2005A-FY2010P(1) ($ Thousands)
Fiscal Year Ending June 30, Accrual Basis 2005A 2006A 2007E 2008P 2009P 2010P Revenues $579,839 $658,855 $756,287 $836,011 $921,696 $1,031,998
Expenses: Marketing $286,437 $313,219 $372,084 $408,106 $446,013 $492,739 Operating 114,418 151,620 169,171 180,506 203,155 231,923 General & administrative 108,231 120,315 128,432 140,856 151,840 163,364 Charge for arbitration 5,458 — — — — - award Amortization of 8,201 8,360 7,747 4,617 3,133 3,103 intangible assets Total Expenses $522,745 $593,514 $677,434 $734,084 $804,141 $891,129
Operating income $57,094 $65,340 $78,853 $101,927 $117,555 $140,869 Interest & other (18,153) (16,782) (13,441) (10,469) (6,685) (1,566) expense, net
Income Before Taxes $38,941 $48,558 $65,412 $91,458 $110,870 $139,303 Provision for income 13,392 15,857 25,048 34,754 42,131 52,935 taxes
Net Income $25,549 $32,701 $40,365 $56,704 $68,739 $86,368
EBITDA $78,671 $89,787 $102,950 $121,715 $135,860 $159,144
(1)Source: Vertrue Management and Public Filings. 8

CONFIDENTIAL DRAFT

Vertrue Historical and Projected Financial Balance Sheet

Consolidated Balance Sheet: FY2005A-FY2010P[1]

($ Thousands)

	Fiscal Year Ending June 30,					
	2005A	2006A	2007E	2008P	2009P	2010P
Cash and cash equivalents	$64,356	$36,290	$39,934	$72,884	$141,673	$230,949
Restricted cash	3,411	2,699	-	-	-	-
Short-term investments	16,223	31,798	1,999	31,798	31,798	31,798
Accounts receivable	13,683	21,014	42,354	34,210	41,148	49,457
Prepaid expenses	5,758	9,053	5,604	9,881	10,575	11,456
Deferred marketing costs	39,226	26,463	19,895	14,518	15,438	17,644
Other current assets	4,370	4,706	3,964	5,990	6,708	7,595
Total current assets	**$147,027**	**$132,023**	**$113,750**	**$169,281**	**$247,341**	**$348,900**
Fixed assets, net	$39,062	$40,568	$32,299	$29,437	$25,479	$21,520
Goodwill	201,499	212,187	260,826	271,857	271,857	271,857
Intangible and other assets, net	59,574	58,250	61,832	53,746	56,672	60,991
Total assets	**$447,162**	**$443,028**	**$468,707**	**$524,321**	**$601,348**	**$703,267**
Current maturities of long-term debt	$686	$762	$742	$702	$702	$702
Accounts payable	42,077	42,281	37,045	48,343	53,545	59,936
Accrued liabilities	82,157	64,602	73,727	77,349	85,672	95,898
Deferred revenues	108,117	84,972	68,171	53,101	48,780	48,243
Deferred income taxes	9,780	11,687	10,598	6,774	5,158	3,927
Total current liabilities	**$242,817**	**$204,304**	**$190,283**	**$186,330**	**$193,916**	**$208,765**
Deferred income taxes	$9,702	$6,920	$5,571	$6,920	$6,920	$6,920
Long-term debt	237,814	237,984	237,879	238,344	238,524	238,704
Other long-term liabilities	5,257	9,989	9,472	8,989	8,489	7,989
Total liabilities	**$495,590**	**$459,197**	**$443,205**	**$440,583**	**$447,849**	**$462,378**
Preferred stock, $0.01 par value -- 1,000 shares authorized; no shares issued	-	-	-	-	-	-
Common stock, $0.01 par value -- 40,000 shares authorized; 20,168 shares issued (19,703 shares at June 30, 2005)	$197	$202	$203	$202	$202	$202
Capital in excess of par value	169,463	187,991	196,690	206,835	216,257	225,679
Retained earnings	35,680	68,382	108,745	166,245	234,984	321,352
Accumulated other comprehensive income (loss)	(148)	214	342	214	214	214
Treasury stock, 10,518 shares at cost (10,020 shares at June 30, 2005)	(253,620)	(272,958)	(279,794)	(289,758)	(298,158)	(306,558)
Total shareholders' deficit	**($48,428)**	**($16,169)**	**$25,502**	**$83,738**	**$153,499**	**$240,889**
Total liabilities and shareholders' deficit	**$447,162**	**$443,028**	**$468,707**	**$524,321**	**$601,348**	**$703,267**

Jefferies BROADVIEW

(1) Source: Vertrue Management and Public Filings.

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Vertrue One Year Stock Performance
Historical Daily Share Price and Volume Performance from March 17, 2006 to March 16, 2007
$55.00 1/24/07 — 1,400 4/25/06 - Announces Q2 Announces Q3 8/1/06 - FY07 Earnings; FY06 Earnings; Announces NY Post Raises FY06 FY06 Earnings; Offer Price of Publishes Guidance Issues FY07 1,200 $48.50 Buyout Rumor $50.00 Guidance
1,000
$45.00
800 Share Price $40.00 600 Volume in Thousands 10/31/06 - $35.00 Announces Q1 FY07 Earnings 400
$30.00 200
$25.00 0 3/17/06 4/24/06 5/30/06 7/5/06 8/9/06 9/14/06 10/19/06 11/24/06 1/3/07 2/8/07 3/16/07

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Vertrue Five Year Stock Performance
Historical Weekly Share Price and Volume Performance from March 22, 2002 to March 16, 2007 10/24/03 — 8/1/06 — 1/24/07 - $60 4,000 9/25/03 — Announces Announces Announces Q2 Announces Acquisition of FY06 Earnings; FY07 Earnings; Pricing of Bargain Network, Issues FY07 NY Post Offer Price of Convertible Inc. Guidance Publishes $48.50 3,500 Notes Buyout Rumor $50
7/29/03 — 4/8/04 — 3,000 Announces Announces FY03 Earnings Pricing of $40 Senior Notes 2,500 1/30/03 - Announces Q2 1/24/06 - FY03 Earnings Share Price Announces $30 Q2 FY06 2,000 7/30/02 — Earnings Volume in Thousands Announces FY02 Earnings 4/27/05 - Announces Q3 1,500 FY05 Earnings $20 3/4/04 - Announces Acquisition of Lavalife, Inc. 10/26/04 — 1,000 Announces Q1 FY05 Earnings $10 500
$0 0 3/22/02 9/20/02 3/21/03 9/193/19/04 9/17/04 3/18/05 9/16/05 3/17/06 9/15/06 3/16/07
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Company TTM Trading Volume Analysis[1]

Weighted Avg. Price/Share: $42.14

Total Shares Traded: 17.8 million

Average Daily Volume: 70,710 shares


Percentage of Shares Traded
3/16/07 Price ($44.67)
Offer Price ($48.50)
40.0%
35.0%
30.0%
25.0%
20.0%
15.0%
10.0%
5.0%
0.0%
100.0%
90.0%
80.0%
70.0%
60.0%
50.0%
40.0%
30.0%
20.0%
10.0%
0.0%
3.8%
29.9%
29.5%
20.0%
10.6%
6.1%
33.7%
63.3%
83.3%
93.9%
100.0%
$36.17 - $37.70
$37.70 - $40.40
$40.40 - $43.10
$43.10 - $45.80
$45.80 - $48.50
$48.50 - $49.96
Shares Traded (000s)
682.1
5,326.0
5,264.0
3,569.3
1,890.4
1,087.2
Percent of Shares Traded in Range
Cumulative Percent of Shares Traded

(1) Source: CapitalIQ. TTM refers to the Trailing Twelve Months as of 3/16/07. Price and volume based on daily close price.

Jefferies BROADVIEW

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CONFIDENTIAL DRAFT Valuation Analysis

CONFIDENTIAL DRAFT
Vertrue Valuation Analysis
~ Jefferies Broadview’s approach to valuing the Company utilizes several complementary methodologies, including: Discounted Cash Flow Analysis, a method of valuing an entity relative to the present value offuture cash flows subject to the Company s weighted average cost of capital WACC ~ A sensitivity table displays implied per share value based on terminal growth rate and discount rate Public Company Comparables Analysis, a method of valuing an entity relative to publicly-traded companies with similar products or services, similar operating or financial characteristics, or servicing similar customers or markets ~ Jefferies Broadview reviewed four public company comparables offering offline and online consumer subscription services with Trailing Twelve Months ( TTM ) Revenue of less than $1 billion(1) Transaction Comparables Analysis, a method of valuing an entity relative to recent merger and acquisition ( M&A ) transactions involving companies having similar products or services and servicing similar customers or markets ~ Jefferies Broadview focused on what it believes to be the primary comparable transaction, Apollo’s acquisition of Cendant s Marketing Services Division Premiums Paid Analysis, a method of valuing an entity by analyzing the premiums paid in selected public M&A transactions ~ Jefferies Broadview reviewed two sets of premiums with North American Sellers since January 1, 2005 ~ Set 1: Consumer Focused Digital Media And Marketing Services Transactions With Equity Consideration Between $100 Million And $2 Billion At Announcement ~ Set 2: Software And Services Going Private Transactions With Equity Consideration Between $250 Million And $2 Billion At Announcement
~ Jefferies Broadview did not attribute any particular weight to any analysis, methodology or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor; accordingly, Jefferies Broadview’s analyses must be considered as a whole. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusions expressedherein
(1) As of 12/31/06.
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Valuation Summary
(1) Implied Equity Price determined by Implied Enterprise Value based on EBITDA Multiples, subject to Net Debt adjustment. Implied Equity Price Per Share determined by dividing the Implied Equity Market Capitalization by fully diluted shares outstanding at that price. TTM as of 12/31/06. (2) Net Debt adjustment of $134.1MM, which includes $148.8MM of Senior Secured Notes due 2014, MCM earnout payment of $45.3MM due 6/30/07 and $60.0MM of cash and cash equivalents. The Company also has $90.0MM of Convertible Notes due 2010 with interest rate of 5.5% and conversion price of approximately $40.37 per share. 15 (3) $3.1 million of tax-affected interest expense added back to Net Income due to conversion of 5.5% Convertible Notes.

CONFIDENTIAL DRAFT
Discounted Cash Flow Analysis ($ Thousands, except per share values)
Fiscal Year Ending June 30, Present Value Per Share 2008P 2009P 2010P 2011P 2012P Discount Rate 16.5%
Selected Income Statement Items (1) Terminal Growth 2.5% (2) Rate Revenue $836,011 $921,696 $1,031,998 $1,135,197 $1,226,013 Terminal Value of $898,379 Company at 6/30/12 EBITDA 121,715 135,860 159,144 178,794 196,162 Less: Depreciation & Amortization (19,789) (18,305) (18,275) (18,275) (18,275) Present Value of 418,630 Terminal Value Earnings Before Interest & Tax 101,927 117,555 140,869 160,519 177,887 Sum of Present 315,516 (EBIT) Value of Free Cash Flows Cash Tax Expense (38,732) (44,671) (53,530) (60,997) (67,597) Implied Entity $734,146 Value
Terminal Value as 57.0% % of Entity Value Earnings Before Interest, After Tax $63,194 $72,884 $87,339 $99,522 $110,290 (EBIAT) Implied Entity 734,146 Value Balance Sheet (106,688) Adjustment (3) Calculation of Free Cash Flow (1) Implied Equity $627,458 Value Capital Expenditure (11,213) (11,213) (11,213) (11,213) (11,213) Depreciation and Amortization 19,789 18,305 18,275 18,275 18,275 Fully Diluted 13,135 Shares Outstanding (Increase) / Decrease in Net Working (7,969) (1,686) 2,566 6,458 5,353 Implied Present $47.77 Capital Value Per Share
Estimated Free Cash Flow $63,801 $78,290 $96,966 $113,041 $122,705 Present Value of Free Cash Flows $59,110 $62,262 $66,192 $66,236 $61,716
Discount Period 0.50 1.50 2.50 3.50 4.50
Net Present Value Sensitivity Discount Rate 4776.15.0% 16.0% 16.5% 17.0% 18.0% 2.0% $52.62 $48.49 $46.64 $44.92 $41.78 2.5% $54.10 $49.72 $47.77 $45.96 $42.68 Terminal Growth Rate 3.0% $55.71 $51.05 $48.98 $47.06 $43.62 (1) Source: Vertrue Management. (2) Assumes transaction close of 6/30/07. (3) Balance sheet as of 6/30/07, per management budget. Assumes MCMearnout payment of $45.3MM made in quarter ending 6/30/07, $148.6MM of Senior Unsecured Notes due 2014, $90.0MM of Convertible Notes outstanding convertible into 2.2MM shares at a conversion price of 16 approximately $40.37, and $41.9MM of cash and cash equivalents.

CONFIDENTIAL DRAFT

Comparable Transaction Analysis

($ Millions)

- There are very few companies with business models that are comparable to Vertrue
- The closest transaction from a business model and product portfolio perspective is Apollo's acquisition of Cendant's Marketing Services Division (currently Affinion Group)
- Other direct marketing and internet related transactions involve targets that are very different from Vertrue in terms of business model, scale and breadth of offerings

Announce Date	Buyer	Seller	Adjusted Price	Seller TTM Revenue	Seller TTM EBITDA	Adjusted Price/ TTM EBITDA
7/26/2005	Apollo Management L.P. (Affinity Acquisition Holdings LLC)	Cendant Corp (Marketing Services Division)	$1,825.0	$1,474.0	$291.8	6.25 x

- **Cendant's Marketing Services Division (Currently Affinion Group)** – Provides affinity marketing services globally. It operates in four segments: Membership Operations, Insurance and Package Operations, International Operations, and Loyalty Operations. Affinion Group markets its programs and services through various affinity partnerships with both financial and non-financial institutions. The Company also directly markets its programs to consumers using various media, including direct mail, online marketing, in-branch marketing, telemarketing and other marketing methods

Jefferies BROADVIEW

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Comparable Company Analysis

($ Thousands)

Operating and Valuation Metrics

Company (1)	TTM Revenue (2)	TTM Revenue Growth (2)	TTM EBITDA Margin (2)	TTM Net Margin (2)	Projected 12/31/07 EBITDA Margin	Projected 12/31/07 Net Margin	Projected 12/31/2007 Revenue Growth	Projected 12/31/2008 Revenue Growth	Net Cash (Cash - Debt)	Equity Market Capitalization	TTM TMC/EBITDA (2) (3)	TTM P/E (2)	Projected 12/31/07 TMC/EBITDA (3)	Projected 12/31/07 P/E
Pre-Paid Legal Services, Inc. [PPD]	$444,024	4.9%	20.3%	11.7%	NA	NA	NA	NA	($7,355)	$654,362	7.3 x	13.5 x	NA	NA
Rewards Network Inc. [IRN]	252,986	(11.9%)	7.2%	3.5%	NA	1.5%	(0.3%)	9.9%	14.996	145,031	7.2 x	16.1 x	NA	37.7 x
Netflix, Inc. [NFLX]	996,660	46.1%	22.2%	4.9%	21.7%	4.5%	33.7%	25.2%	401,960	1,494,096	4.9 x	29.6 x	3.8 x	25.3 x
Intersections Inc. [INTX] (4)	222,404	4.9%	14.8%	5.4%	NA	6.5%	(1.0%)	NA	8,220	168,879	4.9 x	14.4 x	NA	12.3 x
Mean	$479,019	11.0%	16.1%	6.4%	21.7%	4.2%	10.8%	17.6%	$104,455	$615,592	6.1 x	18.4 x	3.8 x	25.1 x
High	996,660	46.1%	22.2%	11.7%	21.7%	6.5%	33.7%	25.2%	401,960	1,494,096	7.3 x	29.6 x	3.8 x	37.7 x
Median	348,505	4.9%	17.6%	5.1%	21.7%	4.5%	(0.3%)	17.6%	11,608	411,621	6.1 x	15.3 x	3.8 x	25.3 x
Low	222,404	(11.9%)	7.2%	3.5%	21.7%	1.5%	(1.0%)	9.9%	(7,355)	145,031	4.9 x	13.5 x	3.8 x	12.3 x
VERTRUE (5) (6)	$697,102	11.5%	12.5%	5.0%	14.8%	7.0%	14.9%	9.0%	($134,116)	$638,089	8.9 x	18.3 x	6.5 x	11.5 x

(1) Valuation information calculated using the closing price on 3/16/07. Projected financials from selected analyst reports.
(2) TTM refers to the Trailing Twelve Months ending 12/31/06.
(3) Total Market Capitalization (TMC) is defined as Equity Market Capitalization (EMC) plus total debt and preferred stock less cash and cash equivalents.
(4) Pro forma for acquisition of Chartered Marketing Services, Inc. closed on July 5, 2006.
(5) VTRU Revenue and EBITDA figures for 12/31/07 from Management; Multiples and EMC reflect offer price of $48.50.
(6) Equity Market Capitalization for VTRU is defined as the current offer price of $48.50 x (diluted shares outstanding plus additional shares upon conversion of convertible notes).

Jefferies BROADVIEW

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Operating and Valuation Metrics of Comparable Companies
Operating Metrics
TTM Revenue Growth Rate (1) TTM EBITDA Margin (1)
25% 50.0% 40.0% 20% NFLX 46.1% NFLX 22.2% VTRU 11.5% 30.0% PPD 20.3% 15% INTX 4.9% INTX 14.8% 20.0% 10% PPD 4.9% VTRU 12.5% 10.0% 5% IRN (11.9%) IRN 7.2% 0.0% 0% (10.0%) (20.0%) NFLX VTRU INTX PPD IRN NFLX PPD INTX VTRU IRN Valuation Metrics
TEV / TTM EBITDA (1) TTM P/E (1)
35.0x 10.0x 30.0x VTRU 8.9x(2) 8.0x NFLX 29.6x 25.0x PPD 7.3x 6.0x VTRU 18.3x(2) 20.0x IRN 7.2x IRN 16.1x 15.0x 4.0x NFLX 4.9x INTX 14.4x 10.0x 2.0x INTX 4.9x PPD 13.5x 5.0x 0.0x 0.0x VTRU PPD IRN NFLX INTX NFLX VTRU IRN INTX PPD (1) TTM refers to the Trailing Twelve Months ending 12/31/06. (2) Assumes offer price of $48.50 per share. 19

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Public Company Comparables Descriptions
Company Description Intersections Inc. Intersections is a provider of branded and fully customized identity management solutions. By integrating its technology solutions with its comprehensive services, Intersections safeguards more than 5 million customers, who are primarily received through marketing partnerships and consumer-direct marketing of the Company s Identity Guard brand. Intersections also provides consumer-oriented insurance and membership products through marketing partnerships with the major mortgage services in the United States as well as other financial institutions through its subsidiary, Chartered Marketing Services, Inc. Additionally, through majority-owned Screening International LLC, Intersections provides pre-employment background screening services domestically and internationally.
Netflix, Inc. Netflix is the largest online movie rental subscription service providing more than 6.3 million subscribers access to a library of more than 70,000 movie, television and other filmed entertainment titles on DVD. Netflix offers a variety of subscription plans, none of which are subject to due dates, late fees or shipping fees. Subscribers select titles at Netflix’s Web site aided by a proprietary recommendation service, receive them on DVD by U.S. mail and return them at their convenience using Netflix’s prepaid mailers. After a DVD has been returned, Netflix mails the next available DVD in a subscriber s queue. Netflix also offer certain titles through its new instant-viewing feature.
Pre-Paid Legal Pre-Paid Legal Services is a provider of membership-based legal expense plans, which support a variety of legal services in a manner Services, Inc. similar to medical plans. Standard plan benefits include preventive legal services, motor vehicle legal defense services, trial defense services, IRS audit services and other legal services. For an additional fee, Pre-Paid Legal Services provides members with 24-hour access to a toll-free number for attorney assistance if the member is arrested ordetained. Pre-Paid Legal Services also offers an Identity Theft Shield program which includes a credit report and score with a related instructional guide, credit report monitoring with daily online and monthly offline notification of any changes in credit information and comprehensive identity theft restoration services.
Rewards Network Inc. Rewards Network is a provider of marketing and loyalty programs to the restaurant industry. Rewards Network helps thousands of restaurants by providing marketing services, loyalty programs, business intelligence, and access to capital. Rewards Network partners with leading airline frequent flyer programs, club memberships, and other affinity organizations to provide millions of members with incentives to do business with participating merchants. Additionally, Rewards Network provides members with incentives in a variety of benefit currencies, including airline miles, a variety of loyalty and reward program points, and Cashback RewardsSM savings.

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Public Premiums Summary North American Sellers Consumer Focused Digital Media and Marketing Services Transactions With Equity Consideration Between $100 Million and $2 Billion At Announcement Since January 1, 2005 One Day Forty Days Sixty Days
Mean 11.2% 31.1% 33.0% High 23.5% 139.0% 135.3% 75th Percentile 17.0% 32.7% 38.4% Median 13.1% 20.5% 28.8% 25th Percentile 5.4% 10.3% 10.8% Low (5.2%) 2.5% (0.2%)
One Day Forty Day Sixty Day Prior Prior Prior
6 10 6
5 5 8 8 4 4 4 6 3 3 Number of Number 4 Transactions of Transactions Number of Transactions 2 2 2 3 2
2 1 0 0 0 0 0 (5% 5%-15% 15%-25% )25% (5% 5%-15% 15%-25% )25% (5% 5%-15% 15%-25% )25% Premium Paid To Seller’s Share Price Premium Paid To Seller’s Share Price Premium Paid To Seller’s Share Price Prior To Announcement Prior To Announcement Prior To Announcement
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Public Premiums Summary North American Sellers Software and Services Going Private Transactions With Equity Consideration Between $250 Million and $2 Billion At Announcement Since January 1, 2005
One Day Forty Days Sixty Days
Mean 17.1% 22.9% 21.0% High 44.4% 68.0% 41.1% 75th Percentile 25.4% 27.6% 34.5% Median 16.4% 19.7% 21.5% 25th Percentile 10.5% 11.5% 10.6% Low (3.2%) 0.6% (7.2%)
One Day Prior Forty Day Sixty Day Prior Prior
6 ( 8 5%
6 ) ) 6 4 )
3 3 3 4 Number of Transactions Number of Number 4 Transactions of Transactions 2 # 2 2 2 ‘
0 & 0 (5% 5%-15% 15%-25% )25% @%” %”,’%” ‘%”,#%” A#%” (5% 5%-15% 15%-25% )25% Premium Paid To Seller’s Share Price Premium Paid To Seller’s Share Price Premium Paid To Seller’s Share Price Prior To Announcement Prior To Announcement Prior To Announcement

CONFIDENTIAL DRAFT Appendix

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Valuation Analysis – Discount Rate

($ Thousands)

Public Company Comparables	Levered Beta (1)	Equity Market Capitalization (2)	Total Debt	Equity/Total Capitalization	Debt/Total Capitalization	Corporate Tax Rate (3)	Unlevered Beta (4)
Netflix, Inc. [NFLX]	1.210	$1,494,096	$0	100.0%	0.0%	38.0%	1.210
Pre-Paid Legal Services Inc. [PPD]	1.480	$654,362	$93,267	87.5%	12.5%	38.0%	1.360
Intersections Inc. [INTX]	1.060	$168,879	$17,813	90.5%	9.5%	38.0%	0.995
Median of Comparables	**1.210**			**90.5%**	**9.5%**		**1.210**

Calculation of Vertrue Levered Beta Based on Median Beta of Comparables

Vertrue	Unlevered Beta (4)	Equity Market Capitalization	Total Debt	Equity/Total Capitalization	Debt/Total Capitalization	Corporate Tax Rate	Levered Beta
Vertrue	**1.210**	**$582,361**	**$148,817**	**79.6%**	**20.4%**	**38.0%**	**1.402**

Calculation of Vertrue Cost of Equity

Market Risk Premium (5):	7.8%
Risk Free Rate (6):	4.5%
Size Premium (5):	2.3%
CAPM:	(Risk Free Rate + (Levered Beta * Market Risk Premium) + Size Premium)
Cost of Equity Based on Beta of Comparables (7)	**17.8%**

Weighted Average Cost of Capital (WACC)

Equity Value:	$582,361
Total Debt:	$148,817
Tax Rate:	38.0%
WACC:	[Debt/(Debt + Equity)*Cost of Debt*(1-Tax Rate)]+[(Equity/(Debt+Equity)*Cost of Equity]
WACC Based on Beta of Comparables (7) (8)	**15.4%**
WACC Based on Beta and Median Debt/Equity Ratio of Comparables (8)	**16.7%**

(1) Levered betas derived from Bloomberg using weekly periods from January 2006 to March 2007.
(2) Equity market capitalization as of 3/16/07.
(3) Normalized corporate tax rate of 38% includes federal, state and foreign tax rates, excluding all net operating loss carryforwards and tax credits.
(4) Unlevered Beta = Levered Beta * (Equity Market Capitalization/ (Debt * (1 – Corporate Tax Rate) + Equity Market Capitalization).
(5) Source: Ibbotson Associates, Inc.
(6) 10 Year U.S. Treasury Bond Rate as of 3/16/07.
(7) Calculated using the levered beta derived from the median unlevered beta of the public company comparables (excluding Rewards Network Inc.) and Vertrue's capital structure.
(8) Assumes 9.25% pre-tax cost of debt based on the Senior Unsecured Notes due 2014.

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Public Premiums Summary – North American Sellers

Consumer Focused Digital Media and Marketing Services Transactions with Equity Consideration Between $100 Million and $2 Billion At Announcement Since January 1, 2005

Announce Date	Buyer	Seller	Description	Equity Consideration at Announce	Premium Paid Before Announce: One Day	Forty Days	Sixty Days
7/18/2005	News Corporation	Intermix Media Inc	Provider of content and innovative e-commerce offerings to an active community	$629.2	11.9%	139.0%	135.3%
12/8/2005	Electronic Arts Inc.	JAMDAT Mobile Inc.	Publisher of wireless entertainment applications, including games, ring tones, images, and other entertainment content	$708.0	18.6%	52.4%	11.7%
12/5/2005	Liberty Media Corporation	Provide Commerce, Inc.	Provider of an e-commerce marketplace of websites for perishable goods	$477.9	11.6%	48.8%	30.2%
12/20/2006	Publicis Groupe S.A.	Digitas, Inc.	Provider of marketing services and strategy to design, build and run marketing campaigns	$1,289.6	23.5%	27.4%	40.9%
6/1/2005	eBay Inc.	Shopping.com Ltd	Provider of online comparison shopping destination	$670.5	20.4%	25.1%	32.6%
5/5/2006	PPR S.A. (Redcats USA Inc)	The Sportsman's Guide, Inc.	Provider of catalog and online marketer for outdoor and sports gear	$264.6	14.8%	24.4%	26.0%
8/11/2005	ValueClick, Inc.	Fastclick, Inc.	Provider of online direct response marketing services, which include optimization ad-delivery technology and services	$206.0	14.2%	16.6%	27.5%
11/16/2005	Nokia Corporation	IntelliSync Corp.	Provider of wireless messaging and mobile software	$389.5	(5.2%)	11.9%	41.1%
4/25/2005	Click Holding Corp (Hellman & Friedman and JMI Equity)	DoubleClick, Inc.	Provider of marketing software tools for advertisers, direct marketers and web publishers	$1,101.6	(0.8%)	10.7%	5.5%
8/9/2005	Vector Capital	Register.Com, Inc.	Provider of global domain name registration and internet services	$196.5	2.1%	9.2%	37.5%
3/21/2005	IAC/InterActiveCorp	Ask Jeeves Inc.	Provider of information retrieval products through a diverse portfolio of web sites, portals and downloadable applications	$1,787.7	16.5%	4.5%	7.9%
3/6/2006	General Electric Company (NBC Universal, Inc.)	iVillage Inc.	Provider of online and offline media-based properties that seek to enrich the lives of women, teenage girls and parents	$660.0	6.5%	2.5%	(0.2%)
			Mean		11.2%	31.1%	33.0%
			High		23.5%	139.0%	135.3%
			75th Percentile		17.0%	32.7%	38.4%
			Median		13.1%	20.5%	28.8%
			25th Percentile		5.4%	10.3%	10.8%
			Low		(5.2%)	2.5%	(0.2%)

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Public Premiums Summary North American Sellers Software and Services Going Private Transactions With Equity Consideration Between $250 Million and $2 Billion At Announcement Since January 1, 2005 Premium Paid Before Announce: Equity Announce Consideration at Date Buyer Seller Description Announce One Day Forty DaysSixty Days 10/13/2006 ClientLogic Corporation SITEL Corporation Provider of business process consulting, outsourcing $305.4 15.1% 68.0% 41.1% (OnexCorporation) and technology services, specializing in the design, implementation and operation of multichannel contact center solutions 8/31/2006 Investor Group (Led By Hellman Intergraph Corporation Provider of spatial information management (SIM) $1,325.1 17.8% 45.5% 34.6% & Friedman software LLC, Texas Pacific Group, JMI Equity)
1/27/2005 InforGlobal Solutions (Golden MAPICS, Inc. Provider of collaborative business application $376.5 9.7% 31.2% 34.2% Gate Capital) software including ERP, CRM and SCM solutions
10/16/2006 Investor Group (The Carlyle Open Solutions Inc. Provider of software and services for data processing $1,029.9 25.5% 28.2% 40.6% Group And and information Providence Equity Partners) management
7/28/2005 The Carlyle Group SS&C Technologies, Inc. Provider of investment and financial management $941.0 12.9% 25.9% 39.3% software
11/11/2005 Silver Lake Partners Serena Software, Inc. Provider of change management products for enterprise $842.5 1.5% 23.3% 33.3% systems management
11/7/2005 Golden Gate Capital Geac Computer Corp Ltd Provider of mission critical enterprise applications $999.0 26.6% 20.7% 10.3% for computer systems
2/7/2007 Caritor, Inc. (Citigroup Keane, Inc. Provider of application and business process $854.3 19.2% 18.7% 23.0% Venture Capital Int’l.) services, including application development and integration services
5/16/2006 MBO (One Equity Partners) NCO Group, Inc. Provider of business process outsourcing services, $922.1 44.4% 17.4% 20.0% primarily focused on accounts receivable management and customer relationship management 5/15/2006 InforGlobal Solutions (Golden SSA Global Technologies, Provider of extended ERP solutions for manufacturing, $1,583.4 25.1% 14.1% 11.4% Gate Capital) Inc. distribution, retail, services and public organizations
4/25/2005 Click Holding Corp (Hellman & DoubleClick Inc. Provider of marketing software tools for advertisers, $1,101.6 (0.8%) 10.7% 5.5% Friedman and direct marketers JMI Equity) and web publishers
3/13/2006 Investor Group (Management) TNS, Inc. Provider of call signaling, database access services $531.0 32.6% 9.1% 12.8% and voice network services
4/27/2006 AttachmateWRQ(Francisco NetIQ Corporation Provider of integrated systems and security $496.1 13.8% 7.3% (7.2%) Partners, management solutions Golden Gate Capital and Thoma Cressey)
3/8/2006 Apollo Management, L.P. SOURCECORP, Incorporated Provider of business process outsourcing solutions in $407.6 (3.2%) 0.6% (4.4%) document and information management
Mean 17.1% 22.9% 21.0%
High 44.4% 68.0% 41.1% 75th Percentile 25.4% 27.6% 34.5% Median 16.4% 19.7% 21.5% 25th Percentile 10.5% 11.5% 10.6% 2626 Low (3.2%) 0.6% (7.2%)